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                                                                  EXHIBIT 10 (m)

                              EMPLOYMENT AGREEMENT


     AGREEMENT, made as of the 21st day of December, 1995, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431-0700 (hereinafter referred to as the "Corporation"), and GARRETT E. PIERCE, residing at 350 Sharon Park Drive, #M21, Menlo Park, California 94025 (hereinafter referred to as the "Employee");

                              W I T N E S S E T H:

     WHEREAS, the Corporation desires to employ the Employee as Senior Vice President and Chief Financial Officer, and the Employee is willing to accept such employment, all subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. EMPLOYMENT AND TERM. Subject to the terms and conditions hereof, the Corporation hereby agrees to employ the Employee, and the Employee hereby accepts employment by the Corporation, for a period commencing as soon as practicable, but in no event later than January 15, 1996, and continuing until terminated by either party, with or without cause, by giving written notice to the other party pursuant to Section 4 hereunder (the "Term of Employment").

     2. DUTIES. The Employee shall serve the Corporation as Senior Vice President and Chief Financial Officer and shall serve in such other executive capacity as may be reasonably determined by the President and the Board of Directors and is reasonably acceptable to him. The Employee shall be responsible for all financial affairs of the Corporation, subject to the control and supervision of the President of the Corporation. The Employee shall perform such executive, administrative and other services and duties as are incidental to the offices he holds and as may, from time to time, be assigned to him by the President or by the Board of Directors of the Corporation or a committee thereof. The Employee further agrees to serve as an officer and/or director of any parent, subsidiary or affiliate of the Corporation, upon request by the President or by the Board of Directors of the Corporation or a committee thereof. The Employee shall report to the President of the Corporation. During the term of this Agreement, the Employee shall devote substantially all of his business time, attention and energies to the business of the Corporation. Neither the Employee's participation in other businesses, as a director or otherwise, with the approval of the Corporation's Board of Directors (which approval shall be deemed to include the Board of Directors not objecting to such participation following disclosure thereof to the Board of Directors by Employee, and which approval may not subsequently be withdrawn without cause) nor the Employee's engaging in charitable activities and community affairs or managing his personal investments and affairs shall be deemed to contravene the foregoing provision.
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     3.   COMPENSATION.

          (a) As base compensation for the services to be rendered by the Employee hereunder, the Corporation shall pay to the Employee a salary at the rate of $300,000 per annum, to be paid in equal biweekly installments, during the Term of Employment. The base salary shall be reviewed no less frequently than annually for increase in the discretion of the Board of Directors of the Corporation or a committee thereof.

          (b) The Corporation shall pay the Employee bonus compensation, based upon certain performance criteria, as shall be established by the President in conjunction with the Board of Directors for each fiscal year during the Term of Employment. Targeted bonus compensation shall be not less than $150,000 per fiscal year. For the current fiscal year (fiscal year 1996) during which Employee's employment commences, Employee's bonus compensation shall be a guaranteed minimum of $150,000, with $100,000 to be paid in July 1996, and $50,000 to be paid in January 1997 (subject only to Employee's continued employment through such period in accordance with the terms of this Agreement). Bonus compensation for fiscal year 1997 and beyond shall be payable within sixty (60) days following the end of the Corporation's fiscal year or within fifteen (15) days following the Corporation's release of final earnings, whichever is later. If the Term of Employment terminates on a date other than the last day of a fiscal year, the bonus payment which the Employee receives for such fiscal year shall be prorated based upon the portion of the fiscal year prior to termination.

          (c) During the Term of Employment, the Employee shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his obligations hereunder. The Company shall also pay all reasonable legal expenses incurred in connection with the preparation of the Employee's employment arrangements with the Company.

          (d) Until the time of his retirement, and thereafter in accordance with their respective terms, the Employee shall be entitled to participate in or benefit from such medical insurance, pension, retirement, life insurance, bonus, profit-sharing, stock option, stock purchase, stock purchase loan, and other fringe benefit plans or policies as the Corporation may make available to or have in effect for its executive personnel from time to time. The Employee shall also be entitled to vacations, sick leave and other fringe benefits in accordance with the policies of the Corporation from time to time in effect for executive personnel.

               During the Term of Employment the Corporation shall provide and maintain for the Employee's use an automobile of his reasonable choice by means of a monthly car allowance, not to exceed $1,000 per month. The Corporation shall also provide for the payment of reasonable fees for the equivalent of one social (i.e., non-golfing) membership, to be held in the Corporation's name, at a local country club or beach club, as well as for one or more airline club rooms, all as are necessary or advisable, in the opinion of the Employee and President, for the Employee's professional activities, including the entertainment of business associates/clients.

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          (e)  Except as hereinafter provided, the Corporation shall pay the
Employee, for any period that this Agreement is in effect during which he is unable fully to perform his duties because of physical or mental disability or incapacity, an amount equal to the compensation due him for such period in accordance with this Agreement less the aggregate amount of all income disability benefits which for such period he may receive or to which he may be entitled under or by reason of (i) any group health insurance plan; (ii) any applicable compulsory state disability law; (iii) the Federal Social Security Act; (iv) any applicable workmen's compensation law or similar law; and (v) any plan towards which the Corporation or any parent, subsidiary or affiliate of the Corporation has contributed or for which it has made payroll deductions, such as group accident or health policies or the Senior Executive Defined Contribution Retirement Plan.

          (f) During the Employee's employment hereunder, and thereafter upon retirement in accordance with such Plan, the Employee shall be entitled to participate in the Corporation's Senior Executive Defined Contribution Retirement Plan. The Employee's annual Target Benefits thereunder shall be not less than $225,000 (i.e., fifty percent (50%) of Employee's targeted annual cash compensation as of the date of this Agreement). The Employee's rights under such Plan shall be 50% vested after ten (10) years of service, and 100% vested at age 65 (assuming continued service to such date).

          (g) Upon the commencement of the Employee's employment, the Corporation shall grant him a 10-year option, substantially in the form attached to this Agreement as Exhibit A, to purchase 200,000 shares of common stock of the Corporation at an exercise price equal to the fair market value on the date of the commencement of his employment. Such option shall vest and become exercisable at the rate of 33 1/3% on the first, second and third anniversaries of the date of this Agreement. The Employee shall also be entitled to participate in future stock option grants made by the Corporation to its employees, as determined by the Board of Directors or a committee thereof or under the relevant plans.

          (h) The Employee shall be entitled to participate in the Corporation's Success Sharing Program, Long-Term Incentive Plan, with a target benefit of $900,000, a three-year performance period, and an allocation of 60% of the target benefit to stock options and 40% of the target benefit to restricted stock. Financial targets of the Corporation under such Plan shall be determined by the Board of Directors.

          (i) The Employee shall be entitled to all of the benefits of the Corporation's Relocation and Moving Expense Policy. Without limiting the foregoing, the Employee shall also be entitled to reimbursement of or for:

               (i) reasonable expenses connected with the sale of his present residence in New Canaan, Connecticut;

               (ii) all reasonable expenses (including rental payments and utilities) not to exceed $2,500 per month, connected with the lease of his Menlo Park, California apartment, for a period of five (5) months;





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               (iii)  all reasonable travel, meals, lodging and related
expenses incurred in connection with looking for housing or schools in the Boca Raton, Florida, area;

               (iv) interest costs of any bridge loan incurred to purchase a new residence if his present residence has not been sold before the new one is purchased;

               (v) for a period not to exceed six (6) months, temporary living expenses in the Boca Raton, Florida, area and weekend round trip transportation costs between Florida and either of the Employee's two residences for Employee until the Employee's family moves to Florida;

               (vi) a lump sum miscellaneous expense allowance of one month's base salary, which shall not be subject to the maximum amount set forth in the Company's policy, to cover those expenses not otherwise covered.

     4.   COMPENSATION UPON TERMINATION.

          (a) The Employee may terminate the Term of Employment at any time by giving at least two (2) month's prior written notice to the Corporation. Except as provided in Section 4(b) below, if the Employee provides less than two (2) months' notice, he shall not be entitled to any bonus compensation (as set forth in Section 3(b)) for the notice period.

          (b) The Corporation may terminate the Term of Employment at any time by giving at least 30 days' prior written notice to the Employee, if without cause, or effective immediately on notice, if with cause (after compliance with the provisions of Section 5). In the event of such termination (except for cause pursuant to Section 5 hereunder), the Employee shall be entitled to:

               (i) base salary through the date of termination of his employment;

               (ii) base salary, at the annualized rate in effect on the date of termination of employment (or in the event a reduction in base salary is the basis for a termination pursuant to Section 4(c) below, then the base salary in effect immediately prior to such reduction), for a period of 24 months following such termination (the "Continuation Period"), payable at the same regular intervals as in effect prior to the termination;

               (iii) pro rata annual bonus for the year in which termination occurs based on the targeted bonus for such year, payable in a single installment promptly following termination;

               (iv) the balance of any incentive awards earned (but not yet paid);

               (v) continued vesting of stock options during the Continuation Period and the right to exercise any such option (in accordance with its vesting and other terms) for the remainder of the original term of such option;

               (vi) any other amounts earned, accrued or owing to the Employee but not yet paid;





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               (vii)  continued participation in all medical, dental,
hospitalization and life insurance coverage and in other employee welfare benefit plans or programs in which he was participating on the date of the termination of his employment until the end of the Continuation Period; provided that the Corporation's obligations under this clause shall be reduced to the extent that the Employee is eligible for similar coverage and benefits under the plans and programs of a subsequent employer; and provided further that (x) if the Employee is precluded from continuing his participation in any employee benefit plan or program as provided in this clause, he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause, (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Employee in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

               (viii) other or additional benefits in accordance with applicable plans and programs of the Corporation.

          (c) In the event that any of the following events occur, the Employee may terminate the Term of Employment, without prior notice, by giving written notice to the Corporation, and shall thereupon be entitled to the payments, entitlements and benefits provided in Section 4(b) above as if the Corporation had terminated the Term of Employment pursuant to Section 4(b) above.

               (i) a reduction in the Employee's then current base salary or targeted bonus or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction of such benefit or perquisite applicable to all executive officers of the Corporation);

               (ii) a material diminution in the Employee's duties or the assignment to the Employee of duties which are materially inconsistent with his duties or which materially impair the Employee's ability to function as the Senior Vice President and Chief Financial Officer of the Corporation, as the case may be;

               (iii) the relocation of the Corporation's principal office, or the Employee's own office location as assigned to him by the Corporation, to a location more than 35 miles from Boca Raton, Florida; or

               (iv) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation within 15 days after a merger, consolidation, sale or similar transaction.

          (d) In the event that the aggregate of all payments or benefits made or provided to the Employee following a change in control of the Corporation under this Agreement and under all other plans and programs of the Corporation (the "Aggregate Payment") is determined to include an excess parachute payment, as such term is defined in Section 280G(b)(1) of the Internal Revenue Code, the Corporation shall pay to the Employee, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such excess parachute payment,





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an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the excess parachute payment. The determination of whether the Aggregate Payment includes an excess parachute payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 4(d) shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Employee and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Corporation or any affiliate thereof. If the Employee and the Corporation cannot agree on the firm to serve as the Auditor, then the Employee and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

          (e) In the event of any termination of employment under this Section 4, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 4.

     5. TERMINATION FOR CERTAIN CAUSES. Notwithstanding anything to the contrary set forth elsewhere herein, in the event of the willful misconduct of the Employee in the performance of his duties hereunder resulting in material economic harm to the Corporation or the conviction of the Employee for a felony under federal or state law relating to the assets, business or affairs of the Corporation or involving moral turpitude, the Term of Employment may be terminated by the Corporation by written notice to the Employee, provided that the Employee shall be given prior written notice by the Board of Directors of the intention to terminate him for cause and the specific grounds for such termination. The Employee shall be entitled to a hearing before the Board before such termination becomes effective.

     6. DISCLOSURE AND ASSIGNMENT OF DISCOVERIES. The Employee shall (without any additional compensation) promptly disclose in writing to the Board of Directors of the Corporation all ideas, formulae, programs, systems, devices, processes, business concepts, discoveries and inventions (hereinafter referred to collectively as "discoveries") whether or not patentable, which the Employee, while employed by the Corporation, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Corporation's business or interests, or are used or usable by the Corporation; and the Employee hereby transfers and assigns to the Corporation all right, title and interest in and to said discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Corporation, the Employee shall (without any additional compensation), from time to time during or after the expiration or termination of his employment, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Corporation to protect and/or enforce its rights in respect of said discoveries. All expenses of filing or prosecuting any patent applications shall be borne by the Corporation, but the Employee shall cooperate in filing and/or prosecuting any such applications.

     7. CONFIDENTIALITY. The Employee agrees that all patent rights, inventions, technical





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information and know-how and trade secrets relating to the Corporation's electronic security systems and any other products marketed by the Corporation, any information relating thereto, and any other information relating to the business or interests of the Corporation which he knows or should know, is regarded as confidential and valuable by the Corporation (whether or not any of the foregoing information is actually novel or unique or is actually known to others), made available to the Employee by the Corporation or acquired by the Employee from the Corporation, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than the Employee, will be held in confidence and will not be divulged (or caused or permitted to be divulged) by the Employee, without the prior written consent of the Corporation, to any person or entity, except to responsible officers and employees of the Corporation and other responsible persons who are in a contractual or fiduciary relationship with the Corporation or who have a need for such information for purposes in the interest of the Corporation or otherwise in the course of carrying out his duties hereunder and except when required to disclose such information by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Employee further agrees that his obligations of secrecy and confidentiality under this Section 7 shall survive any termination of this Agreement unless specifically waived in writing by the Corporation and, in the event of any such termination, the Employee shall never use or market, nor disclose to others nor assist others in using or marketing, any of the information or property rights of the Corporation referred to in this Section 7, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than the Employee.

     8.   NON-COMPETITION. The Employee shall not, directly or indirectly,

          (a) engage in the business of manufacturing, leasing, selling, maintaining, or servicing, anywhere in the world, anti-shoplifting, theft detection, inventory/asset control, closed circuit television, access control, or article surveillance devices which are similar to or purport to accomplish results similar to the Corporation's electronic article surveillance, closed circuit television and access control systems and other products marketed by the Corporation;

          (b) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is so engaged;

          (c) solicit or attempt to solicit business of any customers of the Corporation for products or services the same or similar to those offered, sold, produced or under development by the Corporation during the Term of Employment, or

          (d) solicit or attempt to solicit for any business endeavor any employee of the Corporation.

during the Term of Employment and for a period of two (2) years from and after the date of termination of the Term of Employment, or for such lesser area or lesser period as may be





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determined by a court of law or equity to be a reasonable limitation on the competitive activity of the Employee, it being understood and agreed by the parties hereto that this provision is reasonably necessary to protect the patent rights, inventions, technical information and know-how, trademarks and the good will and reputation of the Corporation. Notwithstanding the foregoing, the Employee shall not be deemed to have violated this Section 8 if
(i) the competitor's annual sales attributable to the product or product lines involved equal less than 5% of the competitor's total annual sales or (ii) the Employee is employed by a business of which a unit is in competition with the Corporation but as to which unit he does not have direct or supervisory authority over the product or product lines involved. For the purpose of this
Section 8, the term "Corporation" shall include any and all affiliates of the Corporation in existence from time to time. Notwithstanding anything to the contrary contained in this Section 8, the provisions hereof shall not prevent the Employee from purchasing or owning up to two (2%) percent of the voting securities of any corporation, the stock of which is publicly traded.

     9. INJUNCTIVE RELIEF. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 6, 7 and 8, the Corporation shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages or to enforce the specific performance of such provisions by the Employee and to enjoin the Employee from any further violation of such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Employee acknowledges, however, that the remedies at law for any breach or threatened breach by him of such provisions may be inadequate and that the Corporation shall be entitled to injunctive relief against him in the event of any breach or threatened breach.

     10. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings between the parties pertaining to the subject matter hereof (other than the plans and policies referred to in Sections 3(d), 3(f) 3(g), 3(h) and 3(i) hereof and any other agreements or understandings pertaining thereto) and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Employee's compensation and/or benefits may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

     11. SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party, provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Corporation to another corporation, or upon the merger or consolidation of the Corporation with another corporation, this Agreement shall inure to the benefit of, and be binding upon, both the Employee and the corporation purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other corporation were the Corporation. In the event of a sale, merger or consolidation described in the preceding sentence, the Corporation shall take whatever action it legally can in order to cause such other corporation to expressly assume the liabilities, obligations and duties of the Corporation hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.





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

     12. GOVERNING LAW. This Agreement is made and executed and shall be governed by the laws of the State of Florida, without giving effect to choice of law principles.

     13.  INDEMNIFICATION.

          (a) The Corporation agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, officer, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators. The Corporation shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (b) Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Employee under Section 13(a) above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by the Corporation (including its board of directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.

          (c) The Corporation agrees to continue and maintain a directors and officers' liability insurance policy covering the Employee to the extent the Corporation provides such coverage for its other executive officers.

     14. REPRESENTATION. The Corporation represents and warrants that it is fully authorized and empowered by action of the Board of Directors to enter into this Agreement and that the performance if its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     15. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining





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provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     16. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of the Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

     17. BENEFICIARIES/REFERENCES. The Employee shall be entitled, to the extent permitted under the applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death by giving the Company written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     18. RESOLUTION OF DISPUTES. Except for disputes which are subject to the provisions of Section 9, any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Ft. Lauderdale, Florida in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Corporation.

     19. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may subsequently give such notice of.

     20. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     21. COUNTERPARTS. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SENSORMATIC ELECTRONICS CORPORATION          GARRETT E. PIERCE

By: /s/ Robert A. Vanourek                   By: /s/ Garret S. Pierce
    -----------------------------                -----------------------------
Print Name: Robert A. Vanourek
           ----------------------
Title:  President and C.O.O.
      ---------------------------





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                                                                      EXHIBIT A


                      SENSORMATIC ELECTRONICS CORPORATION

                           NON-QUALIFIED STOCK OPTION


                 For valuable consideration, receipt of which is hereby acknowledged, SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company"), hereby grants to GARRETT E. PIERCE, who resides at 3792 N.W. 65TH LANE, BOCA RATON, FL 33496 (the "Optionee"), a non-qualified stock option ("Option"), subject to the terms and conditions hereof, to purchase from the Company an aggregate of 200,000 shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), at the price of $17.75 per share (the "Option Price"), such option to be exercisable in installments as set forth below on or before the day (the "Termination Date") preceding the tenth anniversary of the date hereof.

                 This Option may be exercised as to one-third of the shares of Common Stock subject hereto on and after the first anniversary of the date hereof, as to an additional one-third of such shares on and after the second anniversary of the date hereof, and as to the remaining one-third of such shares on and after the third anniversary of the date hereof.

                 This Option is granted pursuant to the Company's 1995 Stock Incentive Plan (the "Plan") and is subject to the terms and conditions thereof. The Plan is administered by the Company's Stock Incentive Plan Committee (the "Committee"). All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of this Option and of the Plan, shall be conclusive and binding on the Optionee and any parties claiming through the Optionee.

                 Unless the Optionee ceases to be employed by the Company or a direct or indirect subsidiary thereof, the right of the Optionee to purchase shares subject to any installment may be exercised in whole at any time or in part from time to time after the accrual of such respective installment and prior to the Termination Date, except as otherwise provided herein. This Option may be exercised only with respect to full shares.

                 Subject to the provisions of this Option, this Option may be exercised by written notice (the "Notice") to the Company stating the number of shares of Common Stock with respect to which it is being exercised. The Notice shall be accompanied by the Optionee's payment in full of the Option Price for each of the shares to be purchased by the Optionee, such payment to be made by
(a) certified or bank cashier's check payable to the order of the Company or
(b) any other means acceptable to the Committee.

                 As soon as practicable after receipt of the Notice and payment, and subject to the next two paragraphs, the Company shall, without transfer or issue tax or other incidental expense to the Optionee, deliver to the Optionee a certificate or certificates for the shares of Common Stock so purchased. Such delivery shall be made (a) at the offices of the Company at 951 Yamato Road, Boca Raton, Florida 33431-0700, (b) at such other place as may be mutually acceptable to the Company and the Optionee, or (c) at the election of the Company, by certified mail addressed to the Optionee at (i) the Optionee's address shown in the employment records of the Company or (ii) the location at which the Optionee is employed by the Company.

                 The Company shall have the right to withhold an appropriate number of shares of Common Stock (based on the fair market value thereof on the date of exercise) for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all tax withholding obligations.

                 The Company may postpone the time of delivery of certificate(s) for shares of Common Stock for such additional time as the Company shall deem necessary or desirable to enable it to comply with the requirements of any securities exchange upon which the Common Stock may be listed, or the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission promulgated thereunder, or any applicable state laws relating to the authorization, issuance or sale of securities.

                 The issuance of the shares of Common Stock subject hereto and issuable upon the exercise of this Option and the transfer or resale of such shares shall be subject to such restrictions as are, in the opinion of the Company's counsel, required to comply with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the certificate(s) representing such shares shall, if it is deemed advisable by the Company's counsel, bear a legend to such effect.

                 If, upon tender of delivery thereof, the Optionee fails to accept delivery of and pay or have paid for all or any part of the number of shares of Common Stock specified in the Notice, the Optionee's right to exercise this Option with respect to such undelivered and unpaid for shares may be terminated by the Company.

                 During the Optionee's lifetime, this Option shall be exercisable only by the Optionee (except as otherwise provided below), and neither this Option nor any right hereunder shall be assignable or transferable otherwise than by will or the laws of descent and distribution (as provided below), or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of this Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate this Option by notice to the Optionee, and it shall become null and void.

                 If, prior to the Termination Date, the Optionee's employment with the Company or its direct or indirect subsidiaries terminates for any reason (otherwise than by reason of (i) the Optionee's death or disability (as defined below), (ii) termination of the Optionee's employment by the Company without cause (as defined in Section 5 of the Employment Agreement dated as of December 21, 1995 between the Company and the Optionee (the "Employment Agreement")) or (iii) by termination of the

Optionee's employment by the Optionee pursuant to Section 4(c) of the Employment Agreement), this Option, and all rights hereunder to the extent that such rights shall not have been exercised, shall immediately terminate and become null and void.

                 In the event of the Optionee's death prior to the Termination Date, and while the Optionee is employed by the Company or a direct or indirect subsidiary thereof, this Option shall immediately become fully exercisable and may be exercised within one year after the date of the Optionee's death by the person(s) to whom the right passes pursuant to the following sentence, but in no event may this Option be exercised later than the Termination Date. All rights with respect to this Option, including the right to exercise it, shall pass in the following order: (a) to such person(s) as the Optionee may designate in a writing duly delivered to the Company (in the form available from the Company for such purpose), or in the absence of such a designation, then (b) to the Optionee's estate (the Option to be exercised by the legal representative).

                 In the event that the Optionee, prior to the Termination Date, ceases to be employed by the Company or a direct or indirect subsidiary thereof because the Optionee is deemed by the Company to be disabled, this Option shall immediately become fully exercisable and may be exercised by the Optionee, if legally competent, or by a committee or other legally designated guardian or representative if the Optionee is legally incompetent, within one year after the date the Optionee ceases to be employed by the Company or a direct or indirect subsidiary thereof as a result of such disability, but in no event may this Option be exercised later than the Termination Date. For purposes of this Option, the Optionee shall be deemed by the Company to be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Optionee shall not be considered to be disabled unless the Optionee or the Optionee's representative furnishes proof of the existence of such disability in such form and manner, and at such times, as may be required by the Committee, and unless such proof shall be satisfactory to the Committee. The determination by the Committee with respect to the existence of such disability shall be conclusive and binding upon the Optionee and any parties claiming through the Optionee.

         In the event that the Optionee's employment is terminated prior to the Termination Date by the Company without cause (as defined in Section 5 of the Employment Agreement) or by the Optionee pursuant to Section 4(c) of the Employment Agreement, this Option shall continue to become exercisable in accordance with the second paragraph of this Option during the Continuation Period (as defined in Section 4(b) of the Employment Agreement) and may be exercised at any time on or prior to the Termination Date to the extent it shall have become exercisable at the time of such exercise.

                 In the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee shall adjust proportionally the number of shares of Common Stock covered by this Option and the Option Price thereof. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may authorize the assumption of this Option or the substitution of a new stock option for this Option, whether or not in a transaction to which
Section 424(a) of the Internal Revenue Code of 1986, as amended from time to time, applies. The judgment of the Committee with respect to any matter referred to in this paragraph shall be conclusive and binding upon the Optionee and any parties claiming through the Optionee.

                 Neither the Optionee nor any person or persons entitled to exercise the Optionee's rights under this Option in accordance herewith shall have any rights to dividends or any other rights of a stockholder with respect to any shares of Common Stock subject to this Option, except to the extent that a certificate for such shares shall have been issued upon the exercise of this Option as provided herein.

                 Each notice relating to this Option shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at its offices at 951 Yamato Road, Boca Raton, Florida 33431-0700, attention of the Committee, c/o the Company's Secretary, and shall become effective when received by the Secretary. All notices to the Optionee or other person or persons then entitled to exercise any rights with respect to this Option shall be addressed to the Optionee or such other person or persons at (i) the Optionee's address shown in the employment records of the Company or (ii) the location at which the Optionee is employed by the Company. Anyone to whom a notice may be given under this Option may designate a new address by notice to that effect.

                 Neither the adoption of the Plan nor the granting of this Option confers on the Optionee any right to continued employment with the Company (or any of its direct or indirect subsidiaries) or in any way interferes with or alters the Company's (and its direct and indirect subsidiaries') right to terminate the employment of the Optionee at any time, with or without cause, and without liability therefor. This Option shall not be deemed a part of the Optionee's regular, recurring compensation for any purpose, including, without limitation, for the purposes of any termination indemnity or severance pay law of any jurisdiction.

                 This Option and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Internal Revenue Code of 1986, as amended from time to time, or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

                 IN WITNESS WHEREOF, SENSORMATIC ELECTRONICS CORPORATION has caused this Option to be executed by its officers, thereunto duly authorized, as of the 17th day of January, 1996.

                                        SENSORMATIC ELECTRONICS CORPORATION



                                        By:_____________________________________
                                           Name:
                                           Title:


ATTEST:



______________________________
      Marian E. Fetchik
      Assistant Secretary